Exhibit 1.1
CAPITAL SOUTHWEST CORPORATION
(a Texas Corporation)
$50,000,000
3.375% Notes due 2026
UNDERWRITING AGREEMENT
November 4, 2021
Raymond James & Associates, Inc.
As representative of the several Underwriters
    named on Schedule A
c/o Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Ladies and Gentlemen:
Capital Southwest Corporation, a Texas corporation (the “Company”), confirms its agreement with the underwriters listed on Schedule A hereto (the “Underwriters”), for whom Raymond James & Associates, Inc. (“Raymond James”) is acting as representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly (the “Offering”), of $50,000,000 aggregate principal amount of 3.375% Notes due 2026 (the “Securities”), as set forth on Schedule A hereto. In the event that only one Underwriter is listed in Schedule A hereto, any references to the “Underwriters” shall be deemed to refer to the sole Underwriter in the singular form listed in such Schedule A to this Agreement.
The Securities will be issued under an indenture dated as of October 23, 2017 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of August 27, 2021 (the “Fourth Supplemental Indenture” and, collectively with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Securities will be issued to Cede & Co. as nominee of the Depository Trust Company (“DTC”) pursuant to a blanket letter of representations (the “DTC Agreement”) between the Company and DTC. The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.
The Company has previously issued $100.0 million in aggregate principal amount of its 3.375% Notes due 2026 under the Indenture (the “Existing Securities”). The Securities that will be issued and sold by the Company pursuant to this Agreement will constitute an issuance of “Additional Notes” under and as defined in the Indenture. Except as otherwise described in the Prospectus (as defined below), the Securities offered and sold by the Company pursuant to this Agreement will have identical terms to the Existing Securities, and the Securities and the Existing Securities will be treated as a single class of notes for all purposes under the Indenture.
The Company owns (i) 100% of the equity interests in Capital Southwest Equity Investments, Inc. (“CSEI”), (ii) 100% of the limited partnership interests in Capital Southwest SBIC I, LP (the “SBIC Fund I”), and (iii) 100% of the equity interests of Capital Southwest SBIC I GP, LLC (the “SBIC GP”). CSEI, the SBIC Fund I, and the SBIC GP, together with the Company, are referred to in this Agreement as the “Capital Southwest Entities.”

Pursuant to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (collectively, the “1940 Act”), the Company has filed with the United States Securities and Exchange Commission (the “Commission”) a Notification of Election to be Subject to Sections 55 through 65 of the 1940 Act filed on Form N-54A (File No. 814-00061) (the “BDC Election”), pursuant to which the Company elected to be treated as a business development company (“BDC”) under the 1940 Act. The Company has elected to be treated for federal income tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).
Pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “1933 Act”), the Company has prepared and filed with the Commission a universal shelf registration statement on Form N-2 (File No. 333-259455), which registers the offer and sale of the Company’s common stock and debt securities to be issued from time to time by the Company, including the Securities. The registration statement as amended as of its most recent effective date, including the exhibits and schedules thereto, all documents incorporated or deemed to be incorporated in the registration statement by reference, any information contained in a prospectus supplement relating to the Securities subsequently filed with the Commission pursuant to Rule 424 under the 1933 Act and deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430B under the 1933 Act, any registration statement filed pursuant to Rule 462(b) under the 1933 Act, and any post-effective amendment thereto, is hereinafter referred to as the “Registration Statement.”
The base prospectus included in the Registration Statement is hereinafter referred to as the “Base Prospectus.” The Base Prospectus and the preliminary prospectus supplement relating to the Securities, dated November 4, 2021, that was used prior to the execution and delivery of this Agreement and filed pursuant to Rule 424 under the 1933 Act relating to the Securities, including documents incorporated or deemed to be incorporated therein by reference, are collectively referred to herein as the “Preliminary Prospectus.” The Company will file with the Commission, in accordance with Rule 424, a final prospectus supplement, including documents incorporated or deemed to be incorporated therein by reference (the “Prospectus Supplement”), supplementing the Base Prospectus in connection with the offer and sale of the Securities. The Base Prospectus and Prospectus Supplement are hereinafter referred to collectively as the “Prospectus.” Any reference herein to the Registration Statement, the Base Prospectus, the Preliminary Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any supplements or amendments thereto, filed with the Commission after the date of filing of the Prospectus under Rule 424 and prior to the termination of the offering of the Securities by the Underwriters. All references in this Agreement to financial statements and schedules and other information which is “included” or “stated” in the Registration Statement, the Preliminary Prospectus or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed to be a part of or included in the Registration Statement, the Preliminary Prospectus, or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement, the Preliminary Prospectus, or the Prospectus, including those made pursuant to Rule 424 or such other rule under the 1933 Act as may be applicable to the Company, shall be deemed to mean and include, without limitation, the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), which is or is deemed to be incorporated by reference in or otherwise to be a part of or included in the Registration Statement, the Preliminary Prospectus or the Prospectus, as the case may be, as of any specified date.
The Preliminary Prospectus, together with the information set forth on Annex I hereto is hereinafter referred to as the “Disclosure Package.”

All references in this Agreement to the Registration Statement, the Preliminary Prospectus, the Prospectus or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System, or any successor system (“EDGAR”).
Section 1.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to and agrees with each of the Underwriters, as of the date hereof, the Applicable Time (defined below) and the Closing Time referred to in Section 2(b) hereof, as follows:
(a)Compliance with Registration Requirements.
(i)The Company has prepared and filed with the Commission the Registration Statement. The Company meets the requirements for use of Form N-2 under the 1933 Act. The Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or suspending the use of the Preliminary Prospectus or the Prospectus has been issued under the 1933 Act, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Company, have been threatened or are contemplated by the Commission, and any request on the part of the Commission for additional information with respect thereto has been complied with.
(ii)At the respective times the Registration Statement, and any post-effective amendment thereto, became effective and at the Closing Time, as hereinafter defined, the Registration Statement, and all amendments and supplements thereto, complied and will comply in all material respects with the requirements of the 1933 Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the time the Prospectus or any such amendment or supplement thereto was issued and at the Closing Time, included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus (including any amendments or supplements to the Registration Statement or the Prospectus) made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter for use in the Registration Statement or the Prospectus (or any amendments or supplements to the Registration Statement or the Prospectus), it being understood and agreed that the only such information furnished to the Company in writing by the Underwriters consists of the information described in Section 6(f) below.
(iii)The Disclosure Package as of the Applicable Time does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each Additional Disclosure Item (as defined in Section 3(f) hereof) listed on Schedule B hereto does not and will not conflict with the information contained in the Registration Statement or the Disclosure Package and each such Additional Disclosure Item, as supplemented by and taken together with the Disclosure Package as of the Applicable Time, did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this subsection and elsewhere in this Agreement, “Applicable Time”

means 1:05 PM (Eastern Time) on November 4, 2021; provided that, if, subsequent to the date of this Agreement, the Company and the Underwriters have determined that the Disclosure Package included an untrue statement of material fact or omitted a statement of material fact necessary to make the information therein not misleading, and have agreed, in connection with the public offering of the Securities, to provide an opportunity to purchasers to terminate their old contracts and enter into new contracts, then “Applicable Time” will refer to the information available to purchasers at the time of entry into the first such new contract. The representations and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter or its representative expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters to the Company consists of the information described in Section 6(f) below.
(iv)The Preliminary Prospectus when first filed under Rule 424 and as of its date complied in all material respects with the 1933 Act and, if filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), was substantially identical to the copy thereof delivered to the Underwriters for use in connection with this Offering. The Prospectus Supplement when first filed under Rule 424 and as of its date will comply in all material respects with the 1933 Act and, if filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), will be substantially identical to the copy thereof delivered to the Underwriters for use in connection with this Offering.
(b)Reserved.
(c)Preparation of the Financial Statements. The consolidated financial statements, together with the related schedules and notes thereto, filed with the Commission as a part of, or incorporated by reference in, the Registration Statement and included in the Prospectus and the Disclosure Package present fairly the consolidated financial position of the Capital Southwest Entities as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The supporting schedules, if any, included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information of the Capital Southwest Entities and I-45 SLF LLC (“I-45”) included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus have been derived from the accounting records and other books and records of the Capital Southwest Entities or I-45, as applicable, and present fairly in all material respects the information shown therein. Other than the financial statements included in the Registration Statement, the Disclosure Package, and the Prospectus, no other financial statements or supporting schedules are required to be included therein. All disclosures contained in the Registration Statement, the Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply or will comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable.
(d)Internal Control over Financial Reporting; Independent Accountants. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) and 15d-15(f) under the 1934 Act). The Company’s auditors and the audit committee of the Company’s board of directors (the “Board”) have been advised of (1) any known significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the ability to record, process, summarize, and report financial data and (2) any known fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting; and any such deficiencies or fraud will not result in a Material Adverse Effect (as defined below). The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting. RSM US LLP, the Company’s and I-45’s current independent accountant, which audited certain financial statements of the Company and I-45 and whose reports with respect to the financial statements of each of the Company and I-45 are incorporated by referenced in the Registration Statement, the Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the 1933 Act, the 1940 Act, the 1934 Act and, with respect to the Company, the rules of the Public Company Accounting Oversight Board (the “PCAOB”) and, with respect to I-45, the American Institute of Certified Public Accountants. Grant Thornton LLP, the Company’s former independent accountant, which audited certain financial statements of the Company and whose reports with respect to the financial statements of the Company are incorporated by referenced in the Registration Statement, the Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the 1933 Act, the 1940 Act, the 1934 Act and the rules of the PCAOB.
(e)Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the 1934 Act) that (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, (ii) will be evaluated for effectiveness as of the end of each fiscal quarter and fiscal year of the Company, and (iii) are effective to perform the functions for which they were established.
(f)No Material Adverse Change. Except as otherwise disclosed in the Disclosure Package and the Prospectus, subsequent to the respective dates as of which information is given in the Disclosure Package and the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected, either individually or in the aggregate, to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, net asset value, prospects, business or operations, whether or not arising from transactions in the ordinary course of business, of the Capital Southwest Entities, considered as one entity, and I-45 (any such change or effect, where the context so requires is called a “Material Adverse Change” or a “Material Adverse Effect”); (ii) none of the Capital Southwest Entities, considered as one entity, or I-45 has incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) except for regular distributions paid or declared by the Company to its stockholders consistent with past practice or any other distributions described in the Disclosure Package and the Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company.
(g)Good Standing of the Company and its Subsidiaries. Each of the Capital Southwest Entities and I-45 has been duly organized, is validly existing and in good standing under the laws of the state of jurisdiction of its incorporation or organization and has the corporate, limited liability company or limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and the Disclosure Package and to execute and deliver this Agreement, the Indenture, the Securities and the DTC Agreement and perform its obligations, as applicable, under this Agreement. Each of the Capital Southwest Entities and I-45 is duly qualified to do business and in good standing as a foreign entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except for such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
    All of the issued and outstanding limited liability company interests and partnership interests of the SBIC Fund I and the SBIC GP, as appropriate, have been duly authorized and validly issued, are fully paid and non-assessable and wholly owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into ownership interests in either of the SBIC Fund I or the SBIC GP are outstanding.
(h)Subsidiaries of the Company. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (i) its interests in CSEI, the SBIC Fund I, and the SBIC GP and (ii) those corporations or other entities accounted for as portfolio investments in accordance with the Commission’s rules and regulations (each a “Portfolio Company” and collectively, the “Portfolio Companies”).
(i)Portfolio Companies. The Company or the SBIC Fund I, either directly or indirectly through one or more tax blocker subsidiaries, has duly authorized, executed and delivered agreements (each a “Portfolio Company Agreement”) required to make the investments in the Portfolio Companies. Except as otherwise disclosed in the Disclosure Package and the Prospectus, there has been no material change in the total fair value dollar amount of the Portfolio Company investments on non-accrual status.
(j)Officers and Directors. Except as disclosed in the Prospectus and the Disclosure Package, no person is serving or acting as an officer or director of the Company except in accordance with the applicable provisions of the 1940 Act. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, no director of the Company is (i) an “interested person” (as defined in the 1940 Act) of the Company or (ii) an “affiliated person” (as defined in the 1940 Act) of any Underwriter. For purposes of this Section 1(j), the Company shall be entitled to reasonably rely on representations from such officers and directors.
(k)Business Development Company Election. The Company has filed the BDC Election and, accordingly, has duly elected to be subject to the provisions of Sections 55 through 65 of the 1940 Act. At the time the BDC Election was filed with the Commission, it (i) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (ii) did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company has not filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act, the BDC Election remains in full force and effect, and, to the Company’s knowledge, no order of suspension or revocation of the BDC Election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission. The operations of the Company are in compliance in all material respects with all applicable provisions of the 1940 Act and the rules and regulations of the Commission thereunder, including the provisions applicable to BDCs.
(l)Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus and the Disclosure Package as of the date thereof under the caption “Capitalization.” All issued and outstanding shares of common stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered and sold or exchanged by the Company in compliance with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding shares of common stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company, nor does any person have any preemptive right of first refusal or other right to acquire any of the Securities covered by this Agreement. The Company currently does not have any shares of preferred stock authorized for issuance under its articles of incorporation. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options, restricted stock or other rights granted thereunder, set forth in the Prospectus and the Disclosure Package, accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options, awards and rights.
(m)Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.
(i)None of the Capital Southwest Entities or I-45 are in violation of or default under (i) its respective charter, bylaws, limited liability agreement, limited partnership agreement or any similar organizational document; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument, and any supplements or amendments thereto, to which it is a party or bound or to which any of its properties or assets is subject, including, in the case of the Company and the SBIC Fund I, any Portfolio Company Agreement (collectively, “Agreements and Instruments”); and (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its properties, as applicable, except with respect to clauses (ii) and (iii) herein, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No person has the right to act as an underwriter, sales agent or financial advisor to the Company in connection with or by reason of the offer and sale of the Securities contemplated hereby.
(ii)The execution, delivery and performance of this Agreement, the Indenture, the Securities, the DTC Agreement and the consummation of the transactions contemplated herein and in the Prospectus and the Disclosure Package (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Preliminary Prospectus and the Prospectus under the caption “Use of Proceeds”), and compliance by the Company with its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action, have been effected in accordance with the 1940 Act and do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default or Repayment Event (as defined herein) under, the Agreements and Instruments or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Capital Southwest Entity pursuant to the terms of the Agreements and Instruments (except to the extent that such breaches, defaults or creations or impositions would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect), (ii) result in any violation of the provisions of the Company’s articles of incorporation, or (iii) result in any violation of any law, regulation, or decree applicable to the Company or the SBIC Fund I. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of this Agreement by the Company in connection with the offering, issuance, sale or delivery of the Securities hereunder, or under the Indenture, the Securities or the consummation of the transactions contemplated hereby and by the Prospectus and the Disclosure Package, except such as have already been obtained or made under the 1933 Act and the 1940 Act and such as may be required under any applicable state securities or blue sky laws, from the Financial Industry Regulatory Authority, Inc. (“FINRA”), or under the rules and regulations of the Nasdaq Stock Market (“NASDAQ”). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by a Capital Southwest Entity, as applicable.

(iii)The Base Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.
(iv)The Fourth Supplemental Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.
(v)The DTC Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.
(vi)The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.
(n)Material Agreements. Each material agreement described in the Disclosure Package and Prospectus (each such agreement, a “Material Agreement” and collectively, the “Material Agreements”) has been accurately and fully described in all material respects. The Company has not sent or received notice of, or otherwise communicated or received communication with respect to, termination of any Material Agreement, nor has any such termination been threatened by any person.
(o)Authorization and Description of Securities. The Securities to be sold pursuant to this Agreement have been duly authorized by the Board and such Securities, when duly executed, issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration specified in this Agreement, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law). The Securities and the Indenture conform in all material respects to all statements relating thereto contained in the Registration Statement, the Preliminary Prospectus and the Prospectus and such descriptions conform to the rights set forth in the instruments defining the same, to the extent such rights are set forth; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company.
(p)Reserved.
(q)Intellectual Property Rights. Each of the Capital Southwest Entities and I-45 owns or possesses sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct its businesses as described in the Prospectus and the Disclosure Package; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse

Effect. None of the Capital Southwest Entities or I-45 has received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the Company’s knowledge, none of the technology employed by the Capital Southwest Entities and/or I-45 has been obtained or is being used by them in violation of any contractual obligation binding on them or any of their officers, directors or employees or otherwise in violation of the rights of any persons.
(r)All Necessary Permits, etc. Each of the Capital Southwest Entities and I-45 possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective business, and the Company has neither received nor is aware of any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Effect.
(s)Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against any of the Capital Southwest Entities or I-45 which is required to be disclosed in the Registration Statement, the Prospectus or the Disclosure Package (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Indenture, or the performance by the Company of its obligations under this Agreement, the Indenture or the DTC Agreement. All pending legal or governmental proceedings to which any Capital Southwest Entity or I-45 is a party or of which any of such Capital Southwest Entity’s or I-45’s properties or assets is the subject which are not described in the Registration Statement, the Prospectus or the Disclosure Package, including ordinary routine litigation incidental to the business, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(t)Accuracy of Descriptions and Exhibits. There are no contracts or documents that are required to be described in the Registration Statement, the Prospectus or the Disclosure Package or to be filed as exhibits thereto that have not been so described, filed or incorporated by reference as required; provided, however, that the Company will file this Agreement in a Current Report on Form 8-K under the 1934 Act.
(u)Regulated Investment Company. The Company has been and is in compliance with the requirements of Subchapter M of the Code to qualify as a RIC under the Code. The Company will direct the investment of the net proceeds of the Offering of the Securities and continue to conduct its activities in such a manner as to comply with the requirements of Subchapter M of the Code.
(v)Registered Management Investment Company Status. None of the Capital Southwest Entities or I-45 is, or after giving effect to the Offering and sale of the Securities, will be a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are used under the 1940 Act.
(w)Insurance. The Capital Southwest Entities and I-45 maintain insurance covering their properties, operations, personnel and business as they deem adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Capital Southwest Entities and I-45, as applicable, and their business; all such insurance is fully in force on the date hereof and will be fully in force at the time of purchase of the Securities.

(x)Statistical, Demographic or Market-Related Data. All statistical, demographic or market-related data included in the Registration Statement, the Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate and all such data included in the Registration Statement, the Disclosure Package or the Prospectus accurately reflects the materials upon which it is based or from which it was derived.
(y)Investments. Except as provided for in the 1940 Act and the Code, there are no material restrictions, limitations or regulations with respect to the ability of the Company to invest its assets as described in the Disclosure Package or the Prospectus.
(z)Tax Law Compliance. Each of the Capital Southwest Entities and I-45 has filed all necessary material federal, state, local and foreign tax returns and have paid all material taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in the Prospectus and the Disclosure Package in respect of all material federal, state, local and foreign taxes for all periods as to which the tax liability of the Capital Southwest Entities have not been finally determined. The Company is not aware of any tax deficiency that has been or might be asserted or threatened against any of the Capital Southwest Entities or I-45 that could result in a Material Adverse Effect.
(aa)Distribution of Offering Materials. The Company has not distributed and will not distribute any offering material in connection with the Offering and sale of the Securities other than the Registration Statement, the Prospectus, the Disclosure Package and the Additional Disclosure Items (as defined in Section 3(f)).
(bb)    Absence of Registration Rights. Except as disclosed in the Prospectus and the Disclosure Package, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act.
(cc)    NASDAQ Stock Market. The common stock of the Company is registered pursuant to Section 12(b) of the 1934 Act and has been approved for listing on the Nasdaq Global Select Market and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the common stock of the Company under the 1934 Act or delisting the common stock of the Company from the Nasdaq Global Select Market, nor has the Company received any notification that the Commission or the Nasdaq Global Select Market is contemplating terminating such registration or listing. The Company has continued to satisfy, in all material respects, all requirements for listing the Company’s common stock for trading on the Nasdaq Global Select Market.
(dd)    No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
(ee)    Material Relationship with the Underwriters. Except as disclosed in the Disclosure Package and the Prospectus (including with respect to the program with the Underwriters or certain affiliates thereof through which the Company may sell shares of its common stock by means of at-the-market offerings from time to time), neither the Capital Southwest Entities nor I-45 has any material lending or other relationship with a bank or lending institution affiliated with any of the Underwriters.

(ff)    No Unlawful Contributions or Other Payments. Neither the Capital Southwest Entities nor I-45 nor, to the Company’s knowledge, any employee or agent of any of the Capital Southwest Entities or I-45, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Prospectus and the Disclosure Package.
(gg)    No Outstanding Loans or Other Indebtedness. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company.
(hh)    Compliance with Laws. Each of the Capital Southwest Entities and I-45 (i) is conducting its business in compliance with all laws, rules, regulations, decisions, directives and orders except for such failure to comply which would not reasonably be expected to result in a Material Adverse Effect and (ii) is conducting its business in compliance in all material respects with the applicable requirements of the 1940 Act, as applicable.
(ii)    Compliance with the Sarbanes-Oxley Act of 2002. The Company and, to its knowledge, its officers and directors (in such capacity) are in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the Commission’s published rules promulgated thereunder that are applicable to the Company as of the date hereof.
(jj)    Anti-Money Laundering, Foreign Corrupt Practices Act Compliance. The operations of the Capital Southwest Entities and I-45 are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, also known as the Bank Secrecy Act, the USA Patriot Act, the money laundering statues of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity having jurisdiction over the Capital Southwest Entities and/or I-45, as applicable (collectively, the “Money Laundering Laws”), and no proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Capital Southwest Entities or I-45 with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened. Neither the Capital Southwest Entities nor I-45, nor to the knowledge of the Company, any director, officer, partner, manager, agent, employee or other person acting on behalf of the Capital Southwest Entities or I-45 has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment of funds or received or retained funds in violation of any such law, rule or regulation.
(kk)    No Sanctions by the Office of Foreign Assets Control. Neither the Capital Southwest Entities nor I-45 nor, to the knowledge of the Company, any director, officer, partner, manager, agent, employee or other person acting on behalf of the Capital Southwest Entities or I-45 is currently the subject of any U.S. sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly, or indirectly knowingly, use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of or with any person currently the subject of any U.S. sanctions, including those administered by OFAC.
(ll)    No Discrimination. None of the Capital Southwest Entities is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which would reasonably be expected to have a Material Adverse Effect.
(mm)    1934 Act Compliance. The documents deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus, at the time they are filed with the Commission, comply and will comply, as applicable, in all material respects with the requirements of the 1934 Act, and, when read together with the other information in the Registration Statement, the Preliminary Prospectus and the Prospectus, as of the date hereof, the Applicable Time and the Closing Time, do not and will not, as applicable, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(nn)    ERISA.     Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that is maintained, administered or contributed to by any of the Capital Southwest Entities for employees or former employees, directors or independent contractors of the Capital Southwest Entities or under which any of the Capital Southwest Entities has had or has any present or future obligation or liability, has been maintained in material compliance with its terms and the requirements of any applicable federal, state, local and foreign laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Company to any material tax, fine, lien, penalty, or liability imposed by ERISA, the Code or other applicable law; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.
(oo)    Related Party Transactions. There are no business relationships or related-party transactions involving the Capital Southwest Entities or any other person required to be described in the Prospectus which have not been described as required.
(pp)    Rule 405 Confirmation. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the 1933 Act) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the 1933 Act, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.
(qq)    Certificates. Any certificate signed by any officer of the Company and delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to matters covered therein.

(rr)    FINRA Matters. To the Company’s knowledge, there are no affiliations or associations between any member of FINRA and any of the Company’s officers, directors or 5% or greater securityholders, except as set forth in the Registration Statement, the Disclosure Package and the Prospectus.
(ss)    Subsidiary Dividend Payments. Subject to the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder (the “SBA Regulations”), and except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus and for such prohibitions pursuant to the SBA Regulations or that would not reasonably be expected to result in a Material Adverse Effect, the SBIC Fund I is not currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s equity interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary.
(tt)    SBIC License. The SBIC Fund I is licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”). The SBIC Fund I’s SBIC license is in good standing with, and has not been revoked or suspended by, the SBA and no adverse regulatory findings contained in any examinations reports prepared by the SBA regarding the SBIC Fund I are outstanding or unresolved. The SBIC Fund I is conducting its business in compliance in all material respects with the applicable requirements of the SBA.
(uu)    Company Not Ineligible Issuer and Shelf Eligibility. The Company is not an ineligible issuer, as defined in Rule 405 under the 1933 Act, at the times specified in Rule 405 under the 1933 Act in connection with the offering of the Securities, and is eligible to rely on General Instruction A.2 of Form N-2, including the transaction requirements set forth in General Instruction I.B.1 of Form S-3.
Section 2.SALE AND DELIVERY TO UNDERWRITERS; CLOSING.
(a)Sale of Securities. On the basis of the representations, warranties and covenants contained herein and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the respective principal amounts of Securities set forth on Schedule A hereto opposite its name at a purchase price of 97.993% of the principal amount of the Securities (plus accrued and unpaid interest from August 27, 2021 up to, but not including, the Closing Time (as defined below), the “Purchase Price”), plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.
(b)Payment. Payment of the Purchase Price for, and delivery of certificates, if any, for the Securities shall be made at the offices of Dechert LLP, 1900 K Street, N.W., Washington, D.C. 20006, or at such other place as shall be agreed upon by the Underwriters and the Company, at 10:00 AM (Eastern Time) on November 9, 2021 (unless postponed in accordance with the provisions of Section 10), or at such earlier or later time, but in any case not later than ten (10) business days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called the “Closing Time”).
Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Underwriters for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the Purchase Price for, the Securities that it has agreed to purchase. Raymond James, individually and not as a representative of the Underwriters, may (but shall not be obligated to) make payment of the Purchase Price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.
(c)Denominations; Registration. The Securities shall be electronically transferred at the Closing Time, in such denominations and registered in such names as the Underwriters may request in writing at least two (2) full business days before the Closing Time. The Securities purchased hereunder shall be delivered at the Closing Time through the facilities of DTC or another mutually agreeable facility, against payment of the Purchase Price therefore in immediately available funds to the order of the Company.
Section 3.COVENANTS.
The Company agrees with each Underwriter as follows:
(a)Compliance with Securities Regulations and Commission Requests. The Company will comply with the requirements of Rule 430B and Rule 424(b) under the 1933 Act and will notify the Underwriters as soon as practicable, and, in the cases clauses (ii)-(iv) of this Section 3(a), confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings required by Rule 424 and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424 was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement, and, if any such stop order is issued, to obtain the lifting thereof at the earliest possible moment.
(b)Filing of Amendments. The Company will give the Underwriters notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)), or any amendment, supplement or revision to either the Preliminary Prospectus or to the Prospectus, and will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Underwriters or counsel for the Underwriters shall reasonably object. The Company has given the Underwriters notice of any filings made pursuant to the 1934 Act within 48 hours prior to the Applicable Time; the Company will give the Underwriters notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing.
(c)Delivery of Registration Statements. The Company has furnished or will deliver to the Underwriters and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Underwriters, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(d)Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of the Preliminary Prospectus (and will deliver as many copies of the Prospectus) as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(e)Continued Compliance with Securities Laws. The Company will comply with the 1933 Act so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.
(f)Additional Disclosure Items. The Company represents and agrees that, without the prior consent of the Representative, (i) it will not distribute any offering material other than the Registration Statement, the Prospectus, the Disclosure Package and the Additional Disclosure Items, and (ii) it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the 1933 Act and which the parties agree, for the purposes of this Agreement, includes (x) any “advertisement” as defined in Rule 482 under the 1933 Act; and (y) any sales literature, materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Offering of the Securities, including any in-person road show or investor presentations (including slides and scripts relating thereto) made to investors by or on behalf of the Company (each of the materials and information referred to in this Section 3(f) are herein referred to as an “Additional Disclosure Item”); any Additional Disclosure Item the use of which has been consented to by the Representative is listed on Schedule B hereto.
(g)Amendments or Supplements to the Disclosure Package and Additional Disclosure Items. If there occurs an event or development as a result of which the Disclosure Package or any Additional Disclosure Item would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will promptly notify the Underwriters so that any use of the Disclosure Package or any such Additional Disclosure Item, as applicable, may cease until it is amended or supplemented (at the sole cost and expense of the Company).

(h)Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Underwriters may designate and to maintain such qualifications in effect so long as required for the distribution of the Securities; provided, however, that the foregoing shall not apply to the extent that the Securities are “covered securities” that are exempt from state regulation of securities offerings pursuant to Section 18 of the 1933 Act; and provided, further, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
(i)Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable, but in any event not later than 16 months after the date hereof, an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.
(j)Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus and the Disclosure Package under “Use of Proceeds.”
(k)Trustee, Paying Agent, and Registrar. The Company will maintain a trustee, paying agent and registrar for the Securities.
(l)Restriction on Sale of Securities. During the period beginning from the date hereof and continuing to and including the date that is 30 days after the date of the Prospectus Supplement, the Company will not sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any debt securities issued or guaranteed by the Company that are substantially similar to the Securities or any securities convertible into or exchangeable or exercisable for debt securities issued or guaranteed by the Company that are substantially similar to the Securities, or file or cause to be declared effective a registration statement under the 1933 Act with respect to any of the foregoing, without the prior written consent of the Representative, which may not be unreasonably withheld. The foregoing sentence shall not apply to (i) the registration of the Securities and the sales to the Underwriters pursuant to this Agreement, (ii) borrowings under the Company’s credit facility described in the Registration Statement, the Disclosure Package and the Prospectus, or (iii) the filing by the Company of a universal shelf registration statement covering various securities, including debt and equity securities and certain purchase rights relating thereto.
(m)DTC. The Company will cooperate with the Underwriters and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.
(n)BDC Status. The Company, during a period of at least 12 months from the Closing Time, will use its commercially reasonable efforts to maintain its status as a BDC.
(o)Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1940 Act and the 1934 Act within the time periods required by the 1940 Act and the 1934 Act.

(p)Subchapter M. The Company has qualified to be taxed as a RIC under Subchapter M of the Code for its taxable years ended December 31, 1988 through December 31, 2020, and will use its commercially reasonable efforts to maintain qualification as a RIC under Subchapter M of the Code for its taxable year ending December 31, 2021 and thereafter.
(q)No Manipulation of Market for Securities. The Company will not take, directly or indirectly, any action designed to cause or to result in, or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities in violation of federal or state securities laws.
(r)Indenture. At or prior to the Closing Time, the Company and the Trustee shall have executed and delivered the Indenture, which shall constitute a valid and binding obligation of the Company.
(s)SBIC Status. The Company shall use its best efforts to cause the SBIC Fund I to continue to comply with the requirements for qualification as an SBIC and to meet its obligations as an SBIC licensed by the SBA.
Section 4.PAYMENT OF EXPENSES.
(a)Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, the Indenture and such other documents as may be required in connection therewith, (iii) the preparation, issuance and delivery of the certificates for the Securities, if any, to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisers, (v) the printing and delivery to the Underwriters of copies of the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses of any transfer agent or registrar for the Securities and of the Trustee, (vii) the filing fees incident to the review by FINRA of the terms of the sale of the Securities, and (viii) the transportation, lodging, graphics and other expenses of the Company and its officers related to the preparation for and participation by the Company and its officers in the road show.
(b)Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5 or Section 9(a) hereof, the Company shall reimburse, or arrange for an affiliate to reimburse, the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
Section 5.CONDITIONS OF UNDERWRITERS’ OBLIGATIONS.
The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof, in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:
(a)Effectiveness of Registration Statement. The Registration Statement shall be effective and at the Closing Time no stop order or other temporary or permanent order or decree (whether under the 1933 Act or otherwise) suspending the effectiveness of the Registration Statement or the use of the

Prospectus shall have been issued or otherwise be in effect, and no proceedings with respect to either shall have been initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. The Prospectus shall have been filed with the Commission in accordance with Rule 424 under the 1933 Act.
(b)Opinions of Counsel for the Company. At the Closing Time, the Underwriters shall have received the opinion, dated as of the Closing Time, from Eversheds Sutherland (US) LLP, counsel for the Company, as to the matters set forth on Schedule C hereto.
(c)Opinion of Counsel for Underwriters. At the Closing Time, the Underwriters shall have received the favorable opinion, dated as of the Closing Time, from Dechert LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the Registration Statement, the Prospectus and other related matters as the Underwriters may reasonably require. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the federal law of the United States, upon the opinions of counsel satisfactory to the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.
(d)Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, any Material Adverse Change or any development involving a prospective Material Adverse Change, and the Underwriters shall have received a certificate of a duly authorized officer of the Company and of the chief financial or chief accounting officer of the Company dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued and no proceedings for any such purpose have been instituted or, to the knowledge of the Company, are pending or are contemplated by the Commission.
(e)Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from RSM US LLP a letter, dated such date, in form and substance satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information, including any pro forma financial information contained in the Registration Statement and the Prospectus.
(f)Bring-down Comfort Letter. At the Closing Time, the Underwriters shall have received from RSM US LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(e) of this Agreement.
(g)Securities. At or prior to the Closing Time, the Company shall have executed and delivered the Securities.
(h)Maintenance of Rating. At the Closing Time, the Securities shall be rated at least A- by Egan-Jones Ratings Company and, since the execution of this Agreement, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act), or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change, and no such organization shall have publicly announced it has under surveillance or review any such rating.
(i)Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.
(j)Reserved.
(k)Reserved.
(l)Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriters by notice to the Company at any time at or prior to the Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Section 1, Section 6, Section 7, Section 8, Section 12, Section 15 and Section 17 shall survive any such termination and remain in full force and effect.
Section 6.INDEMNIFICATION.
(a)Indemnification of Underwriters. The Company agrees to indemnify, defend and hold harmless each Underwriter, its partners, directors, officers and employees, and any person who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and the successors and assigns of all of the foregoing persons, from and against:
(i)any and all loss, damage, expense, liability or claim whatsoever (including the reasonable cost of any investigation incurred in connection therewith) which, jointly or severally, any such Underwriter or any such person may incur under the 1933 Act, the 1934 Act, the 1940 Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any untrue statement or alleged untrue statement of a material fact included in the Disclosure Package or the Prospectus (or any amendment or supplement thereto), or any Additional Disclosure Item (when taken together with the Disclosure Package), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii)against any and all loss, damage, expense, liability or claim whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arises out of or is based upon any such untrue statement or omission referred to in clause (i); provided that (subject to Section 6(e) below) any such settlement is effected with the written consent of the Company; and

(iii)against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any actual or threatened litigation (including the fees and disbursements of counsel chosen by the Representative), or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above.
Notwithstanding the foregoing, the indemnification provisions set forth in this Section 6(a) shall not apply to any loss, damage, expense, liability or claim to the extent arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative or its counsel expressly for use in the Registration Statement (or any amendment thereto), the Disclosure Package or the Prospectus (or any amendment or supplement thereto) or any Additional Disclosure Item, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the information set forth in Section 6(f) below. Moreover, that the Company will not be liable to any Underwriter with respect to the Prospectus, the Disclosure Package or any Additional Disclosure Item to the extent that the Company shall sustain the burden of proving that any such loss, damage, expense, liability or claim resulted from the fact that such Underwriter, in contravention of a requirement of this Agreement or applicable law, sold Securities to a person to whom such Underwriter failed to send or give, at or prior to the Closing Time, a copy of the Prospectus, as then amended or supplemented if: (i) the Company shall have previously furnished copies of the Prospectus (sufficiently in advance of the Closing Time to allow for distribution by the Closing Time) to the Underwriter and the loss, damage, expense, liability or claim against such Underwriter resulted from an untrue statement or omission of a material fact contained in or omitted from the Disclosure Package or any Additional Disclosure Item (when taken together with the Disclosure Package) which was corrected in the Prospectus prior to the Closing Time and such Prospectus was required by law to be delivered at or prior to the written confirmation of sale to such person and (ii) such failure to give or send such Prospectus by the Closing Time to the party or parties asserting such loss, damage, expense, liability or claim would have constituted a defense to the claim asserted by such person.
(b)Indemnification of the Company, Directors and Officers. Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, its directors, officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, damage, expense, liability or claim described in Section 6(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), the Disclosure Package or the Prospectus (or any amendment or supplement thereto) or any Additional Disclosure Item (when taken together with the Disclosure Package) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative or its counsel expressly for use in the Registration Statement (or any amendment thereto) or the Disclosure Package or the Prospectus (or any amendment or supplement thereto) or any Additional Disclosure Item, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the information set forth in Section 6(f) below.
(c)Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a), counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 6(b), counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d)Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, prior to the date of such settlement, (1) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable, and (2) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.
(e)Limitations on Indemnification. Any indemnification by the Company shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and 1940 Act Release 11330.
(f)Information Provided By Underwriters. The Company and the Underwriters acknowledge and agree that (i) the concession figure appearing under the caption “Underwriting—Commissions and Discounts” in the Prospectus, (ii) the statements set forth in the first sentence of the first paragraph under the caption “Underwriting—Stabilization” in the Prospectus, and (iii) the list of Underwriters and their respective participation in the sale of the Securities, which is set forth in the table under the caption “Underwriting” in the Prospectus, constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Prospectus.
Section 7.CONTRIBUTION.
If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred,

(i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the Offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the Offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters (whether from the Company or otherwise), in each case as set forth on the cover of the Prospectus Supplement bear to the aggregate principal offering amount of the Securities as set forth on such cover.
The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
No Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.
Notwithstanding the provisions of this Section 7, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director and officer of the Company and each person, if any, who controls the Company, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Securities set forth opposite their respective names on Schedule A hereto and not joint.
Any contribution by the Company shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and 1940 Act Release 11330.

Section 8.REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY.
All representations, warranties and covenants contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter, or by or on behalf of the Company, its officers or directors or any person controlling the Company, and shall survive the acceptance of and payment for any of the Securities.
Section 9.TERMINATION OF AGREEMENT.
(a)Termination; General. The Underwriters may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the date of the Prospectus Supplement, any Material Adverse Change whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any material outbreak of hostilities or material escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in the common stock of the Company has been suspended or materially limited by the Commission or NASDAQ, or if trading generally on the New York Stock Exchange or NASDAQ markets has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, NASDAQ or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York state authorities.
(b)Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Section 1, Section 6, Section 7, Section 8, Section 11, Section 12 and Section 13 shall survive such termination and remain in full force and effect.
Section 10.DEFAULT BY ONE OR MORE OF THE UNDERWRITERS.
(a)If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 24-hour period, then:
(i)if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or
(ii)if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

(b)No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.
(c)In the event of any such default which does not result in a termination of this Agreement either the Underwriters or the Company shall have the right to postpone the Closing Time for a period not exceeding seven (7) days in order to effect any required changes in the Registration Statement or Prospectus Supplement or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.
Section 11.NOTICES.
All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, hand-delivered or transmitted by any standard form of telecommunication to the parties hereto as follows:
If to the Underwriters:
Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attention: Larry M. Herman, Managing Director / Financial Services Investment Banking
E-mail: Larry.Herman@RaymondJames.com
Telephone: (901) 531-3237
Facsimile: (901) 579-4891
Attention: Thomas Donegan, General Counsel / Global Equities & Investment Banking
E-mail: Tom.Donegan@RaymondJames.com
Telephone: (727) 567-1009
Facsimile: (727) 567-8750

with a copy to:
Dechert LLP
1900 K Street, N.W.
Washington, D.C. 20006
Facsimile: (202) 261-3333
E-mail: harry.pangas@dechert.com
Attention: Harry S. Pangas, Esq.
If to the Company:
Capital Southwest Corporation
5400 Lyndon B. Johnson Freeway, Suite 1300
Dallas, Texas 75240
Facsimile: (214) 238-5701
E-mail: msarner@capitalsouthwest.com
Attention: Michael S. Sarner

with a copy to:

Eversheds Sutherland (US) LLP
700 Sixth Street, N.W.
Washington, D.C. 20001
Facsimile: (202) 637-3593
E-mail: payamsiadatpour@eversheds-sutherland.com
Attention: Payam Siadatpour, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.
Section 12.PARTIES.
This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company, and their respective partners and successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company, and their respective successors and the controlling persons and officers and directors referred to in Section 6 and Section 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company, and their respective partners and successors, and said controlling persons and officers, directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
Section 13.NO FIDUCIARY OBLIGATION.
The Company acknowledges and agrees that each of the Underwriters have acted, and are acting, solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the Offering of the Securities contemplated hereby (including in connection with determining the terms of the Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Underwriters have not advised, and are not advising, the Company or any other person as to any legal, tax, investment, accounting or regulatory matter in any jurisdiction with respect to the transactions contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions has been and will be performed solely for the benefit of the Underwriters and have not been and shall not be on behalf of the Company or any other person. It is understood that the offering price was arrived at through arm’s-length negotiations between the Underwriters and the Company, and that such price was not set or otherwise determined as a result of expert advice rendered to the Company by any Underwriter. The Company acknowledges and agrees that the Underwriters are collectively acting as an independent contractor, and any duty of the Underwriters arising out of this Agreement and the transactions completed hereby shall be contractual in nature and expressly set forth herein. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges that the Underwriters may have financial interests in the success of the Offering contemplated hereby that are not limited to the difference between the price to the public and the Purchase Price paid to the Company by the Underwriters for the Securities.

Section 14.RESEARCH ANALYST INDEPENDENCE.
The Company acknowledges that (i) the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies and (ii) the Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company, the value of the common stock of the Company, the Securities and/or the Offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by the Underwriters’ independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by any Underwriter’s investment banking division. The Company acknowledges that each of the Underwriters is a full service securities firm and as such, from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that are the subject of the transactions contemplated by this Agreement.
Section 15.GOVERNING LAW AND TIME.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE. UNLESS OTHERWISE EXPLICITLY PROVIDED, SPECIFIED TIMES OF DAY REFER TO EASTERN TIME.
Section 16.JURISDICTION
The Company and each of the Underwriters hereby submit to the jurisdiction of and venue in the federal courts located in the City of New York, New York in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby.
Section 17.WAIVER OF TRIAL BY JURY.
The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 18.EFFECT OF HEADINGS.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 19.RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES.
(a)In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section 19, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company and the Underwriters and in accordance with its terms.

Very truly yours,

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Michael S. Sarner
	Name:	Michael S. Sarner
	Title:	Chief Financial Officer

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Larry M. Herman
	Name:	Larry M. Herman
	Title:	Managing Director

For itself and on behalf of the other
Underwriters named on Schedule A hereto.

[Signature Page to Underwriting Agreement]

ANNEX I
Final Term Sheet
[See Attached]

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 4, 2021
Relating to Preliminary Prospectus Supplement dated November 4, 2021 and
Prospectus dated October 29, 2021
Registration No. 333-259455

CAPITAL SOUTHWEST CORPORATION
$50,000,000
3.375% Notes due 2026
PRICING TERM SHEET
November 4, 2021
The following sets forth the final terms of the 3.375% Notes due 2026 and should only be read together with the preliminary prospectus supplement, dated November 4, 2021, together with the accompanying prospectus, dated October 29, 2021, relating to these securities (the “Preliminary Prospectus”), and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. All references to dollar amounts are references to U.S. dollars.
On August 27, 2021, the Company issued $100,000,000 in aggregate principal amount of its 3.375% Notes due 2026 (the “Existing Notes”) pursuant to an indenture dated October 23, 2017 (the “Base Indenture”) as supplemented by the fourth supplemental indenture dated August 27, 2021 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “indenture”) between the Company and U.S. Bank National Association, as trustee. The securities hereby offered (the “New Notes”) are being issued as “Additional Notes” under the indenture. The Existing Notes and the New Notes are collectively referred to in this Pricing Term Sheet as the “Notes.”

Issuer:	Capital Southwest Corporation (the “Company”)
Security:	3.375% Notes due 2026
Rating*:	A- (Egan-Jones)
Aggregate Principal Amount:
$50,000,000 in aggregate principal amount of New Notes. The New Notes will be part of the same series of notes as the $100,000,000 aggregate principal amount of the Existing Notes. Upon settlement, the New Notes will be fungible, rank equally, and treated as a single series with the Existing Notes, and the outstanding aggregate principal amount of the 3.375% Notes due 2026 will be $150,000,000.

Maturity:	October 1, 2026
Trade Date:	November 4, 2021

Settlement Date**:	November 9, 2021 (T+3)
Use of Proceeds:	Repay a portion of the Company’s outstanding indebtedness under its senior secured revolving credit facility.
Price to Public (Issue Price):	99.993% of the aggregate principal amount, plus Aggregate Accrued Interest (as defined below)
Aggregate Accrued Interest:	$337,500.00 of accrued and unpaid interest from August 27, 2021 up to, but not including, the date of delivery of the New Notes
Coupon (Interest Rate):	3.375%
Yield to Maturity:	3.375%
Spread to Benchmark Treasury	+226 basis points
Benchmark Treasury	1.125% due October 31, 2026
Benchmark Treasury Price and Yield	100-1+ / 1.115%
Interest Payment Dates:	October 1 and April 1, beginning April 1, 2022
Optional Redemption:
The Company may redeem some or all of the Notes at any time, or from time to time at its option, at a redemption price (as determined by the Company) equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date:
(1)100% of the principal amount of the Notes to be redeemed or
(2)the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points; provided, however, that if the Company redeems any Notes on or after July 1, 2026 (the date falling three months prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Offer to Repurchase upon a Change of Control Repurchase Event:
If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require the Company to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	140501 AC1
ISIN:	US140501AC12
Underwriting Discount:	2.000%
Book-Running Manager:	Raymond James & Associates, Inc.
Co-Managers:	Ladenburg Thalmann & Co. Inc. Oppenheimer & Co. Inc.
* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the New Notes will be required, by virtue of the fact that the New Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.
Investors are advised to carefully consider the investment objectives, risks, charges and expenses of the Company before investing. The Preliminary Prospectus, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”), contains this and other information about the Company and should be read carefully before investing.
The information in the Preliminary Prospectus and in this pricing term sheet is not complete and may be changed. The Preliminary Prospectus and this pricing term sheet are not offers to sell any securities of the Company and are not soliciting an offer to buy such securities in any jurisdiction where such offer and sale is not permitted.
A shelf registration statement relating to these securities is on file with, and has been declared effective by, the SEC. The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies the Preliminary Prospectus and the accompanying prospectus may be obtained from: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, email: prospectus@raymondjames.com, tel: 800-248-8863.

SCHEDULE A

Name of Underwriter	Aggregate Principal Amount of Securities
Raymond James & Associates, Inc.	$42,500,000
Ladenburg Thalmann & Co. Inc.	$3,750,000
Oppenheimer & Co. Inc.	$3,750,000
Total	$50,000,000

SCHEDULE B
1.Capital Southwest Corporation Bloomberg Announcements filed with the Commission on November 4, 2021 pursuant to Rule 497(a) (as a Rule 482ad)
2.Pricing Press Release filed with the Commission on November 4, 2021 pursuant to Rule 497(a) (as a Rule 482ad)
3.Pricing Term Sheet dated November 4, 2021, substantially in the form attached hereto as Annex I, containing the terms of the Securities, filed with the Commission on November 4, 2021 pursuant to Rule 433 under the 1933 Act